Exhibit 10.1

April 21, 2016

Stephen P. Carey

Re:	Employment Offer

Dear Stephen,

On behalf of ANIP Acquisition Company (d/b/a ANI Pharmaceuticals) (the “Company”), I am delighted to offer you employment as Vice President & Chief Financial Officer, reporting directly to ANI’s President and Chief Executive Officer. The purpose of this letter is to set forth the terms of this offer.

1.	Your position will be as a regular full-time employee commencing on May 06, 2016. As a regular full-time employee, you will be expected to devote all of your business time and best efforts to the performance of your duties and responsibilities to the Company, as these may be changed by the Company from time to time.

2.	Your annual base salary will be $360,000 (less applicable required withholding and deductions). Your salary will be paid bi-weekly in accordance with the Company’s standard payroll policies.

3.	You will be eligible for an annual bonus of up to 40% of your annual base salary measured by corporate and individual objectives. The bonus will be prorated for 2016. The objectives of 2016 will be mutually determined by you and the company within 15 days of the commencement date of your employment. The Board of Directors will determine whether and to what extent the objectives have been met.

4.	You will be granted stock options as determined and approved by the Compensation Committee of the Board of Directors, in an amount equal to 50,000 stock options. The stock option grant will be governed by the Company’s stock option plan. You will also be eligible to be considered for additional stock option grants in later years, subject to approval by the Board of Directors.

5.	You will be entitled to four weeks’ (20 days) vacation each year, accruing in accordance with the vacation policies established by the Company.

6.	Effective on your first day of employment, you will be eligible to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service, including the right to participate in a Company-sponsored medical and dental insurance plan. In addition, you will be eligible to participate in the Company sponsored 401(k) plan in the first month following 3 months of service. These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.

210 Main Street West, Baudette, MN 56623 ● Phone (218)-634-3500 ● Fax (218)-634-3540

Toll-Free (800) 434-1121

7.	You will be reimbursed for all customary business expenses reasonably incurred by you in the course of your employment that are documented and submitted in accordance with the Company’s policies.

8.	As a condition of employment, you will be required to sign the Company’s standard form of confidentiality, Invention Assignment and Non-Competition Agreement. By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary material or processes of any former employer, entity, trust or individual for which you have performed services. You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.

9.	Please note that this letter and your response do not create a contract or promise of employment for a definite period of time. Therefore, you are free to resign for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. We do request, however, that you give a reasonable notice if you decide to terminate your employment with us. Notwithstanding anything to the contrary stated in this letter, if the Company terminates your employment without cause, upon the receipt from you of a release in form and substance satisfactory to the Company, the Company will (i) pay you severance in an amount equal to your base salary for a period of 12 months, which amount may be paid, at the Company’s election, either in a lump sum or by salary continuation, (ii) pay or reimburse you for the premiums to continue your health insurance coverage as in effect at the time of the termination of employment for a period of 12 months under the Consolidated Omnibus Budget Reconciliation Act.

10.	You will be subject to and expect to abide by the Company’s policies and procedures, as these may be changed from time to time.

11.	This offer is subject to successful completion of a pre-employment background and reference checks and documentation of eligibility to work in the United States, to be completed as soon as possible following your acceptance of this offer.

12.	By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter. Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the commencement of your employment.

Acceptance of this offer should be acknowledged by signing both originals and returning one to Sherri Bitter, Director, Human Resources. Please feel free to contact Sherri at [personal information] or [personal information] should you have any questions regarding the employment paperwork or benefit offerings.

210 Main Street West, Baudette, MN 56623 ● Phone (218)-634-3500 ● Fax (218)-634-3540

Toll-Free (800) 434-1121

Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you as an employee of ANI Pharmaceuticals, Inc.

Sincerely,

/s/ Arthur S. Przybyl

Arthur S. Przybyl

President & Chief Executive Officer

Accepted and Agreed:

/s/ Stephen P. Carey	April 25, 2016
Stephen P. Carey	Date

210 Main Street West, Baudette, MN 56623 ● Phone (218)-634-3500 ● Fax (218)-634-3540

Toll-Free (800) 434-1121